[FILE  STAMP
MAY  12  1998]
                            CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                              OF DE ORO MINES, INC.


We the undersigned, Linda Hancey, President and Gary Hancey, Secretary of De Oro Mines, Inc., do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 26thday of March,1998 adopted a resolution to amend the original articles as follows:

Article  IX  which  presently  reads  as  follows:

                                  ARTICLE NINE
                                    Directors

     The governing board of the corporation shall be known as the board of directors. The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation, except that at no time shall there be less than three nor more than nine directors. The original board of directors shall consist of three persons. The name and address of each person who is to serve as a director until the first annual meeting of stockholders and until his or her successor is elected and shall qualify is as follows:

Is  hereby  amended  to  read  as  follows:

                                  ARTICLE NINE
                                    DIRECTORS

     The Directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law. Any action taken in good faith, shall be deemed appropriate and in each instance where the Business Corporation Act provides that the Directors may act in certain instances where the Articles of Incorporation so authorize, such action by the Directors, shall be deemed to exist in these Articles and the authority granted by said Act shall be imputed hereto without the same specifically having been enumerated herein.

     The Board of Directors may consist of from one (1) to nine (9) directors, as determined, from time to time, by the then existing Board of Directors.

                  THE FOLLOWING NEW ARTICLES ARE HEREBY ADOPTED

                                 ARTICLE ELEVEN
                                COMMON DIRECTORS

     As provide by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set-forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

                                 ARTICLE TWELVE
                       LIABILITY OF DIRECTORS AND OFFICERS

     No Director, Officer or Agent, to include counsel, shall be personally liable to the Corporation or its Stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. It shall be presumed that in accepting the position as an
Officer,  Director,  Agent  or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article. Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300

                                ARTICLE THIRTEEN
            ELECTION REGARDING NRS 78.378 - 783793 and 78.411-78.444

This Corporation shall NOT be governed by nor shall the provisions of NRS 78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in this Corporation. This Articles may only be amended by a majority vote of not less than 90'/0 of the then issued and outstanding shares of the Corporation. A quorum of outstanding shares for voting on an Amendment to this articles shall not be met unless 95% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders. The super-majority set-forth in this Articles only applies to any attempted amendment to this Articles.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,065,575; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                             /s/  Linda  Hancey
                                             ----------------------------
                                             Linda  Hancey,  President

                                             /s/  Gary  Hancey
                                             -----------------------------
                                             Gary  Hancey
                                             Secretary  /  Treasurer
State  Of  Utah
County  of  Salt  Lake

On April 6, 1998, personally appeared before me, a Notary Public, Linda Hancey and Gary Hancey who acknowledged that they executed the above instrument

                                             /s/  Shalise  Hancey
                                             ----------------------------
                                             Notary  Public
[NOTARY  STAMP]